UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 3, 2005

Broadcom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16215 Alton Parkway, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 450-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On January 3, 2005, in connection with the election of Scott A. McGregor as President and Chief Executive Officer of Broadcom Corporation, the Compensation Committee of the company’s Board of Directors (the "Board") granted Mr. McGregor stock options and restricted stock units, the material terms of which are described below in Item 5.02(c) of this report.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On January 3, 2005 Alan E. Ross retired from his positions as President and Chief Executive Officer of Broadcom Corporation and as a member and as Chairman of the Equity Award Committee of the Board. Mr. Ross will continue to serve as a member of the Board.

(c) – (d) On January 3, 2005 the Board elected Scott A. McGregor to succeed Mr. Ross as President and Chief Executive Officer of Broadcom. The material terms and conditions of the letter agreement dated October 25, 2004 between Mr. McGregor and Broadcom (the "Letter Agreement") regarding his employment with the company were previously described in Broadcom’s Current Report on Form 8-K filed with the Securities and Exchange Commission October 29, 2004, which Current Report is incorporated by reference herein.

In addition, on January 3, 2005 the Board, acting pursuant to the authority granted to it by Broadcom’s Bylaws, increased the size of the Board from six to seven directors and elected Mr. McGregor to fill the vacancy created by such increase. Mr. McGregor was also appointed to serve as a member and as Chairman of the Equity Award Committee of the Board.

Prior to joining Broadcom, Mr. McGregor, 48, served as President and Chief Executive Officer of the Philips Semiconductors division of Netherlands-based Royal Philips Electronics from September 2001 through October 2004 and as a member of the Group Management Committee of Royal Philips Electronics from September 2001 through December 2004. From February 1998 to September 2001 Mr. McGregor served as the head of the Emerging Business unit of the Philips Semiconductor division and as Executive Vice President for Philips Semiconductors’ Communications Businesses. Prior to Philips, Mr. McGregor held senior management positions at the Xerox Palo Alto Research Center, where he was involved in designing software for the first personal computers employing graphical user interfaces, and at Microsoft Corporation, where he was the architect and development team leader of the original version of Microsoft® Windows®. Additionally, he served in senior positions at Digital Equipment Corporation (now a part of Hewlett-Packard), where he led the UNIX workstation software group and was one of the architects of the X Window System, and at the Santa Cruz Operation Inc. (SCO), a provider of network computing solutions, where he helped pioneer open software standards. Mr. McGregor currently serves as a director of Progress Software Corporation. He holds a B.A. in Psychology and an M.S. in Computer Science and Computer Engineering from Stanford University

In connection with his election as President and Chief Executive Officer of Broadcom, the Compensation Committee of the Board granted Mr. McGregor an option to purchase 2,000,000 shares of Broadcom’s Class A Common Stock (the "Option"), in accordance with the terms of the Letter Agreement. The Option has an exercise price per share equal to $31.97, the closing selling price per share of Broadcom’s Class A Common Stock as reported by the NASDAQ National Market on the date of grant, January 3, 2005 (the "Start Date"). The Option will vest and become exercisable with respect to twenty-five percent (25%) of the underlying shares upon the first anniversary of the Start Date, and the remaining seventy-five percent (75%) of the underlying shares will vest and become exercisable in a series of 36 successive equal monthly installments upon Mr. McGregor’s completion of each additional month of service with Broadcom following such anniversary date.

Additionally, pursuant to the terms of the Letter Agreement, on January 3, 2005 the Compensation Committee of the Board awarded Mr. McGregor 200,000 restricted stock units (the "RSUs") to acquire an equal number of shares of Broadcom’s Class A Common Stock with no cash payment on his part other than applicable income and employment taxes. The RSUs will vest in 12 successive equal quarterly installments over the 36-month period of service following the Start Date.

Notwithstanding the vesting schedules for the Option and RSUs described above, if Broadcom terminates Mr. McGregor’s employment other than for cause or disability or if Mr. McGregor terminates his employment with Broadcom for good reason, each as defined in the Letter Agreement (a "Termination Event"), and Mr. McGregor’s employment is not terminated automatically as a result of his death, the Option and RSUs will immediately vest as if Mr. McGregor had completed an additional 24 months of service with the company, and the Option will be exercisable for 24 months from the effective date of his termination (or, if earlier, on the date that such Option would have expired had he remained employed at Broadcom during the 24 month period). If Mr. McGregor’s employment is terminated by reason of his disability or death, then the Option and RSUs will immediately vest in full upon, and will be exercisable for 12 months after, the effective date of his termination.

Broadcom issued a related press release on January 3, 2005 announcing Mr. McGregor’s election as President and Chief Executive Officer and as a member of the Board and his commencement of services to the company. The full text of the press release has been attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release dated January 3, 2005 of the Registrant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Broadcom Corporation

January 5, 2005	By:	William J. Ruehle

Name: William J. Ruehle
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated January 3, 2005 of the Registrant